Exhibit m(i) under Form N-1A
                                    Exhibit 1 under Item 601/Reg. S-K

                                          FTI FUNDS

                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN

      This Distribution Plan ("Plan") adopted as of the 20th day of December, 1995, and Amended and Restated as of the 4th day of August, 1999, by the Board of Trustees of FTI Funds (the "Trust"), a Massachusetts business trust with respect to certain classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

      1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").

      2. This Plan is designed to finance activities of Edgewood Services, Inc. ("Edgewood") principally intended to result in the sale of Shares to include:
(a) providing incentives to financial institutions ("Financial Institutions") to sell Shares; (b) advertising and marketing of Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Financial Institutions; and (c) implementing and operating the Plan. In compensation for services provided pursuant to this Plan, Edgewood will be paid a fee in respect of the following Classes set forth on the applicable exhibit.

      3. Any payment to Edgewood in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and Edgewood. Any payments made by Edgewood to Financial Institutions with funds received as compensation under this Plan will be made pursuant to the "Rule 12b-1 Agreement" entered into by Edgewood and the Institution.

      4. Edgewood has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

      5. Quarterly in each year that this Plan remains in effect, Edgewood shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

      6. This Plan shall become effective with respect to each Class (i) after approval as required by Rule 12b-1 under the Act as in effect on the date of the execution hereof; and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

      7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

      8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

      9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

      10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by Edgewood on 60 days' notice to the Trust.

      11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

      12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

     13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                                          EXHIBIT A
                                     to the

                              Amended and Restated

                                      Distribution Plan

                                          FTI FUNDS

                                        FTI BOND FUND
                                FTI INTERNATIONAL EQUITY FUND

                       FTI LARGE CAPITALIZATION GROWTH AND INCOME FUND

                      FTI LARGE CAPITALIZATION GROWTH FUND

                                   FTI MUNICIPAL BOND FUND

                      FTI SMALL CAPITALIZATION EQUITY FUND

      This Distribution Plan is adopted by FTI Funds with respect to the Shares of the portfolios of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, Edgewood will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of FTI Bond Fund, FTI International Equity Fund, FTI Large Capital Growth and Income Fund, FTI Large Capitalization Growth Fund, FTI Municipal Bond Fund and FTI Small Capitalization Equity Fund held during the month.

      Witness the due execution hereof this 4th day of August, 1999.

                                    FTI FUNDS

                                    By:/S/ JEFFREY W. STERLING

                                    Name:  Jeffrey W. Sterling
                                    Title:  Vice President